Contact: Tom Black
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ir@advancenanotech.com

DOUGLAS ZORN JOINS ADVANCE NANOTECH’S BOARD OF DIRECTORS

Founder of StarVox Communications, Appiant Technologies and Monterey Telecommunications is an expert in bringing promising early stage companies to commercialization

New York City - March 7, 2007- Advance Nanotech, Inc., (OTC BB:AVNA.OB - News), the premier provider of financing and support services to drive the commercialization of nanotechnology related products for homeland security and display technologies today announces that Douglas Zorn has been appointed to its Board of Directors.

Mr. Zorn is the founder of three start-up companies and, over the span of a 30 year career, he has raised over $500 million in private and public equity and has been involved in more than 75 high-tech acquisitions. Mr. Zorn is the Founder, and currently serves as the Chairman and President, of StarVox Communications, a Voice-Over-Internet-Protocol (VoIP) communication company. In a few short years, he has built StarVox through acquisitions, into a business with $60 million in revenue. Mr. Zorn also has founded and served in past leadership positions at a number of technology companies, including as President, CEO and Chairman of Appiant Technologies, Inc., a communications software company, and as COO of Monterey Telecommunications Corporation, an OEM wireless switch manufacturer which was bought by a major telecommunication equipment manufacturer.

Mr. Zorn is a certified public accountant who holds a Master’s in Business Administration from Santa Clara University. He is the first independent director of several that Advance Nanotech plans to add to its board.

Mr. Zorn’s extensive experience in growing promising early stage companies through to commercialization also includes serving at Centigram Communications Corporation on a turn-around team that refocused the company and raised over $80 million in VC funding. During his tenure as Vice President and CFO of Centigram, the company, which created the prototype PC-based voice mail product that opened up the mass voice mail market, completed a successful IPO. Prior to this, Mr. Zorn held various positions at Gould, Inc. where he worked on over 25 technology acquisitions worth $3 billion in revenue.

“We are excited to welcome someone of Mr. Zorn’s stature and business acumen to our board," says Advance Nanotech CEO Tony Goncalves. "Doug is a business builder whose expertise in growing promising early stage companies through to commercialization as well as his connections within the finance community will be of immediate and long-term benefit for Advance Nanotech.”

"Advance Nanotech holds an impressive group of core technologies and I have a background in successfully monetizing technology assets. It is a great fit and I am excited about the opportunity to join Advance Nanotech’s board at a time of such enormous momentum and potential," said Mr. Zorn.

About Advance Nanotech, Inc. (www.advancenanotech.com)
Advance Nanotech identifies patented, patent-pending and proprietary technologies at leading universities and funds the additional development of such technologies in exchange for the exclusive rights to commercialize any resulting products. Advance Nanotech has interests in over 20 nanotechnologies. In August 2006, the company completed a strategic realignment of its portfolio to more aptly leverage the strengths of the portfolio to provide the greatest value to shareholders. The Company currently possesses a critical mass of technologies in two core areas of activity; Homeland Security and Displays.

By partnering with universities and leveraging the infrastructure and multi-disciplinary human resources of our university partners, we reduce our cost base and mitigate risk. After prototypes are proven within the lab and we develop a product roadmap and business plan, we form majority owned subsidiaries around the specific technology. We seek to return value to our shareholders through the sale or licensing of the technology, by securing additional financing for the subsidiary from either the venture capital community or the capital markets, or by successfully executing our business plan and consolidating its income as the majority shareholder.

This news release contains forward-looking statements within the meaning of the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.